Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered
Debtors.

BALANCE SHEETS

AS OF JUNE 30, 2014

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o MICHAEL S. LETO CHIEF FINANCIAL OFFICER 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o JACQUELINE MARCUS, GARRETT A. FAIL 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: October 1, 2014

TABLE OF CONTENTS

Schedule of Debtors	3

Notes to the Balance Sheets	4
Balance Sheets	18
Management’s Discussion and Analysis:	21
1. Introductory Notes	22
2. Highlights	23
3. Investments and Expenditures	27
4. Asset Sales, Restructurings and Other	28
5. Claims Update	30
6. Litigation Update	32
7. Costs and Expenses	34
8. Appendix A – Glossary of Terms	35

Accompanying Schedules:
Financial Instruments Summary and Activity	36
Commercial Real Estate — By Product Type	37
Commercial Real Estate — By Property Type and Region	38
Loan Portfolio by Maturity Date and Residential Real Estate	39
Private Equity / Principal Investments by Legal Entity and Product Type	40
Derivatives Assets and Liabilities	41
Unfunded Lending and Private Equity / Principal Investments Commitments	42

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC (“BNC”)	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company at a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company: www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please email questions in clear language with document references to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF JUNE 30, 2014

(Unaudited)

Note 1 – Basis of Presentation

The information and data included in the Balance Sheets, the Notes to the Balance Sheets, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”). LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, although they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2014+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Dates as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities.

The Balance Sheets:

•	are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	do not reflect normal period-end adjustments, including accruals, which were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period;

•	do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable;

•	do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, made by the Company;

•	are not audited;

•	contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Accordingly, the financial information herein is subject to change and any such change may be material;

•	include certain items that remain under continuing review by the Company and may be accounted for differently in future Balance Sheets.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in determining expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include demand deposits, interest-bearing deposits with banks, U.S. and foreign money-market funds, U.S. government obligations, U.S. government guaranteed securities, investment grade corporate bonds and commercial paper, and AAA-rated asset-backed securities secured by auto loans and credit card receivables. The majority of the short-term investments mature by September 30, 2014.

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of June 30, 2014:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

	LBHI	LBSF	LCPI	Other	Total
($ in millions)
Reserves for Claims:
Disputed unsecured claims (1)	$2,149	$2,340	$23	$595	$5,107	$—	$5,107
Tax claims (2)	390	117	—	4	511	—	511
Distributions on Allowed Claims (not remitted) (3)	105	55	327	7	494	—	494
Secured, Admin, Priority Claims and Other (4)	52	13	3	6	75	—	75

Subtotal, Claims Reserves	2,696	2,525	353	613	6,187	—	6,187
Cash pledged to JPMorgan (CDA) (5)	311	—	—	—	311	—	311
Citigroup and HSBC (6)	2,040	—	—	—	2,040	—	2,040
Other (7)	205	1	67	30	303	131	434

Total	$5,252	$2,526	$420	$643	$8,841	$131	$8,971

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of the disputed unsecured claims subsequent to the fifth Plan distribution on April 3, 2014.

(2)	Represents the cash reserve for Internal Revenue Service (“IRS”) amended proof of claim that was filed in December 2013.

(3)	Represents unpaid Plan distributions to creditors with Allowed Claims of approximately $342 million primarily related to the unsecured 7th Avenue Claims against LCPI and LBSF as described in the Bankhaus Settlement Agreement included in Exhibit 3 of the Plan and approximately $152 million related to (i) claimants subject to Office of Foreign Asset Control (“OFAC”) and (ii) other open items.

(4)	Represents (i) post-petition intercompany payables of $33 million, (ii) disputed secured claims of $10 million, (iii) administrative claims of $2 million, and (iv) other administrative activities and other of $30 million.

(5)	Represents $311 million of cash deposited into accounts by LBHI and pledged to JPMorgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010, related to, but not limited to, clearance exposures and derivative exposures pending resolution of these items.

(6)	Represents cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($32 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of June 30, 2014, because these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation against Citigroup regarding these deposits. Accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future Balance Sheets.

(7)	Other includes: (i) $92 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $69 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $58 million of cash collected by LCPI on behalf of a third party related to a loan participation agreement, (iv) $89 million of cash not remitted by Debtor-Controlled Entities to various Non-Controlled Affiliates, pending settlements on intercompany balances, for their pro rata share of distributions, and (v) $126 million of various miscellaneous items.

Note 5 – Financial Instruments and Other Inventory Positions

Reporting Methodology Change

As of the June 30, 2014 Balance Sheets, the Company changed its methodology for reporting Financial instruments and other inventory positions for Commercial Real Estate and Private Equity/Principal Investments from fair value to estimated “nominal” recoveries to be consistent with the methodology in the 2014+ Cash Flow Estimates. Estimated “nominal” recovery value is determined by utilizing observable prices or pricing models based on a series of inputs to determine future undiscounted cash flows (“recovery value”).

Commercial Real Estate

As of June 30, 2014, the Company estimated the recovery value for Commercial Real Estate at approximately $1,638 million. Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. The valuations of the commercial real estate portfolio utilize pricing models, which incorporate estimated future cash flows net of obligations to third parties. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses. If valued on the fair value basis, the commercial real estate portfolio would be approximately $1,353 million as of June 30, 2014.

Loans and Residential Real Estate

As of June 30, 2014, the Company estimated the recovery value for Loans and Residential Real Estate at approximately $407 million. Loans primarily include commercial term loans with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at recovery value. Residential Real Estate primarily includes mortgage backed securities, recoveries on claims, and other real estate related investments. Valuations for mortgage backed securities are based on third party valuations, including observable prices for similar assets, and valuation models. Valuations for recoveries on claims are based on historical settlements, counterparty characteristics and management judgment. Potential litigation recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements are excluded from recovery values as the outcome is contingent on a number of factors.

Private Equity / Principal Investments

As of June 30, 2014, the Company estimated the recovery value for Private Equity / Principal Investments at approximately $2,028 million. Private Equity/Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are recorded at recovery value and determined utilizing comparable trading transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer. If valued on the fair value basis, the Private Equity / Principal Investments portfolio would be approximately $1,933 as of June 30, 2014.

Derivatives Assets and Derivatives Liabilities

As of June 30, 2014, the Company estimated the recovery value for Derivatives Assets at approximately $756 million and Derivatives Liabilities at approximately $25.7 billion, before any distributions. Derivatives assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s current estimate of recoveries, excluding potential recoveries related to affirmative litigation actions described in the Litigation Update of the Management’s Discussion and Analysis, and claim amounts are determined using various models, data sources, internal assessments, valuation assumptions made by counterparties, negotiations and other factors.

For the Company’s affirmative litigation actions, estimated recoveries are recorded at zero unless one of the following conditions are met: (i) the Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amounts, and (ii) the Company has locked in value by purchasing notes of special purpose vehicles, in which case the recovery value is recorded at the value locked in.

Derivatives claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company, and (ii) in cases where claims have not been resolved, at estimated claim amounts to be allowed by the Company. Derivative claims recorded by LBSF include (i) JPM claims transferred to LBHI under the CDA (defined below) and (ii) LBSF’s obligations under the RACERS swaps.

The Company will continue to review amounts recorded for the derivatives assets and liabilities in the future as the Company obtains greater clarity on ultimate recoveries values and/or claim amounts, including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments which may be material may be recorded in future balance sheets.

Hedging Programs

Certain entities have instituted hedging programs to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate, derivatives, commercial loans and receivables from certain foreign affiliates. The cash posted as collateral, net of gains or losses on hedging positions, is reflected on the Company’s Balance Sheets as of June 30, 2014 in “Derivatives Receivables and Related Assets” (approximately $34 million) and in “Receivables from Controlled Affiliates and other assets” (approximately $66 million).

Note 6 – Subrogated Receivables from Affiliates and Third Parties—JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement that became effective on March 31, 2010. The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of a portion of the collateral (RACERS Notes and other illiquid collateral) held by JPM that related to LBHI as subrogee to LBI (the “Subrogated Collateral”). Prior to the effective date of the LBI Settlement Agreement, LBHI had a receivable balance of approximately $6.5 billion (the “Subrogated Receivables”), comprised primarily of approximately $4.2 billion from LBI and approximately $1.7 billion from LBSF.

In accordance with the LBI Settlement Agreement between LBHI and certain of its Debtor and Debtor-Controlled entities and LBI, LBI waived any rights to any proceeds of the Subrogated Collateral. As a result, LBHI reduced the portion of the Subrogated Receivables related to LBI of $4.2 billion to zero and reflected the Subrogated Collateral with an equivalent value of $4.2 billion in the Balance Sheets as follows:

(i)	the Subrogated Collateral (excluding the RACERS Notes) in Financial Instruments and other inventory positions (consisting of residential mortgage backed securities) in the amount of $0.1 billion;

(ii)	a General Unsecured Claim against LBI of $1.5 billion in Due from Non-Controlled Affiliates; and

(iii)	a $2.6 billion receivable in Due From Controlled Affiliates for the allowed claims that the RACERS Structure asserted against LCPI, LBSF and LBHI in the face amounts of $5.0 billion, $1.9 billion and $1.9 billion, respectively (“RACERS Claims”).

The “Subrogated Receivables from Affiliates and Third Parties” balance of approximately $2.1 billion as of June 30, 2014 consists primarily of receivables from LBSF of $1.7 billion and other Affiliates of $0.4 billion.

The ultimate recovery by LBHI will be determined by a number of factors including the distribution percentages expected to be paid by LBI, LBHI, LBSF, and LCPI to their respective unsecured creditors, the resolution of the JPM derivatives claim asserted against LBSF and LBHI, the proceeds from the Subrogated Collateral, and the resolution of other litigation with JPM. The ultimate recoveries could be materially less than the Subrogated Receivables’ value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets.

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflect certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for intercompany cash transfers (further described below), encumbered inventory, and administrative expense allocations totaling approximately $1.6 billion with the corresponding liability in Payables to Controlled Affiliates and other liabilities and (ii) other assets totaling approximately $898 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of June 30, 2014:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

	LBHI	LCPI	LBSF	Other Debtors	Total
$ in millions
Encumbered Financial Inventory (1)	$—	$400	$—	$—	$400	$—	$400
PIK Notes (2)	16	—	16	127	159	—	159
Fundings and other activities (3)	319	39	0	99	458	604	1,062

Receivables from Controlled Affiliates	335	439	16	227	1,017	604	1,621

Receivable for unsettled sales of PEPI assets	35	—	—	—	35	341	375
Receivables related to CRE assets	51	0	—	—	51	27	78
Receivable from Fenway (4)	111	—	—	—	111	—	111
Receivable from LBIE	109	—	—	—	109	—	109
Affiliate Claims (5)	21	11	56	3	91	—	91
Derivative Hedges	39	27	—	—	66	—	66
Foreign asset backed securities	18	—	—	—	18	—	18
Other	18	1	(0)	3	21	30	51

Total Other Assets	400	39	56	6	501	397	898

Total Receivables from Controlled Affiliates and Other Assets	$736	$478	$72	$233	$1,518	$1,001	$2,519

(1)	Represents “Private Equity/Principal Investment” assets encumbered to LCPI.
(2)	Represents LOTC’s, LBSF’s and LBHI’s portion of the PIK Notes issued by Lehman ALI Inc. (“ALI”).
(3)	Includes (i) $420 million related to amounts deposited at LBHI by certain Debtors and Debtor-Controlled Entities related to their portion of the asserted aggregate tax liability of $510 million (refer to Note 4—Cash and Short-Term Investments Pledged or Restricted for additional information); (ii) $264 million primarily related to fundings (e.g., capital calls) by LBHI and cost allocations; (iii) $113 million related to amounts deposited at LBHI by certain Debtors related to their portion of the reserve allocation agreement related to the disputed claims against the Debtors; (iv) $108 million and $50 million of cash collections at LCPI and LBHI, respectively, for the benefit of certain Debtor-Controlled Entities; and (v) $55 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].
(4)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $119 million payments received by LBHI as a result of Plan distributions.
(5)	Represents affiliate claims acquired from settlements with third parties valued at estimated recoveries, net of distributions received through the fifth distribution.

Costs Allocation

Expenses related to obligations for certain administrative services and bankruptcy related costs are initially paid by LBHI then allocated to significant Debtor and Debtor-Controlled Entities. The methodology for allocating expenses was revised and implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated to legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)	Costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated to Debtor legal entities based on a combination of outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated to legal entities based on a combination of outstanding unresolved claims, pro rata ownership of inventory, and net cash receipts.

The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future Balance Sheets.

Intercompany Cash Transfers

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI and LCPI have received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale. For advances above a certain minimum dollar amount, the transferring Debtor may obtain a promissory note accruing interest and where available, collateral to secure the advanced funds.

Note 8 – Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values, and Debtors and Debtor-Controlled Entities that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of ALI and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora” or “ACC”), a wholly owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters asserting claims against it arising out of its mortgage servicing operations. Accruals will be established for loss contingencies if it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. Under certain covenants, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability, plus $25 million, under the guarantees until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guarantees, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of certain assignments of claims against the Debtor and therefore are not netted. Where applicable, these balances are net of cash distributions.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates may be recorded in future Balance Sheets.

The following table summarizes the Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of June 30, 2014:

$ in millions	LBHI		LBSF		LCPI

LBHI Controlled Affiliates	Due from	Due to (1)	Due from	Due to (1)	Due from	Due to (1)
Lehman Brothers Holdings Inc	$—	$—	$—	$(13,463)	$36	$(9,161)
LB Special Financing Inc (2)	13,463	(0)	—	—	84	(445)
Lehman Commercial Paper Inc	9,161	(36)	445	(84)	—	—
LB Commodity Services Inc	706	(41)	—	(302)	—	(3)
LB Commercial Corporation (2)	176	(17)	30	—	97	—
Structured Asset Securities Corp	374	—	0	—	—	(273)
Merit, LLC	—	(17)	—	(14)	202	—
LB OTC Derivatives Inc (3)	39	—	0	—	—	—
RACERS Claim (4)	1,482	—	—	—	—	—

Total Debtors	$25,401	$(110)	$475	$(13,864)	$419	$(9,882)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,796)	—	(0)	2,919	—
LB2 Limited	208	—	8	—	—	(189)
LB Pass-Through Securities Inc	195	—	—	—	211	—
LCPI Properties Inc	—	(575)	—	—	—	(0)
Ribco spc, Inc	31	—	34	—	—	—
Ribco LLC	—	(211)	2	—	—	—
LB I Group Inc:
LB I Group Inc (PCO)	2,738	(7)	11	—	77	(1)
LB Offshore Partners Ltd	427	—	—	(0)	1	—
DL Mortgage Corp	—	(214)	0	—	795	—
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	953	(16)	—	(2)	—	—
Stockholm Investments Limited	—	(135)	—	(0)	—	—
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	318	—	—	—	—	—
Caistor Trading BV	—	(97)	110	—	—	—

Other:
Pami Ali LLC	1,904	(73)	1	—	890	(3)
Luxembourg Finance Sarl	844	—	28	—	—	—
ARS Holdings II LLC	643	—	—	—	—	—
Real Estate Private Equity Inc	693	—	—	—	—	—
L.B.A. YK	290	—	—	—	—	—
LB Delta Funding Limited	232	—	—	—	—	—
LBHK Funding (Cayman) No.4	185	—	—	—	—	—
Pami LBREP II LLC	162	—	—	—	—	—
Lehman Brothers Global Services Inc.	104	—	—	(0)	—	(0)
LB Private Equity Advisers LLC	—	(100)	—	(0)	—	—
Lehman Investment Inc	—	(111)	—	(29)	164	—
LB 745 Leaseco I LLC	—	(136)	—	—	—	—
Other	670	(793)	39	(7)	145	(57)
LB Re Financing No.1 Limited	6,633	—	—	—	—	—

Total Debtor-Controlled Entities	$17,231	$(5,263)	$233	$(39)	$5,200	$(250)

	$42,632	$(5,374)	$708	$(13,903)	$5,619	$(10,132)

“PCO” is defined as parent company only.

(1)	“Due to” balances with Controlled Affiliates are reflected in Liabilities Subject to Compromise on the June 30, 2014 Balance Sheets.
(2)	Includes claims assigned to LBHI as part of LBF Settlement Agreement (pursuant to Section 8.11 of the Plan, which requires that claims transferred after the Confirmation Date are to be treated for distribution purposes as if such claim were held by the transferor who held such claim of the Commencement Date of the Bankruptcy).

(3)	LBHI is only entitled to receive a distribution on 80% of its allowed claims against each of the subsidiary Debtors in accordance with Section X.B. of the Disclosure Statement and as a result, LBHI’s receivable of $39 million from LOTC will never be collected.
(4)	For further discussion of RACERS Claims refer to Note 6 – Subrogated Receivables from Affiliates and Third Parties.

The following table summarizes the Due from/to Non-Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of June 30, 2014:

	LBHI		LBSF		LCPI
$ in millions	Due from (5)	Due to (6)	Due from (5)	Due to (6)	Due from (5)	Due to (6)
Lehman Brothers Treasury Co B.V. (1)	$2,567	$(27,156)	$802	$—	$—	$—
Lehman Brothers Finance S.A.	10,963	(790)	—	—	0	—
Lehman Brothers Bankhaus A.G.	78	(5,844)	—	(177)	—	(960)
Lehman Brothers Inc. (2)	6,072	—	—	—	28	—
LB RE Financing No.2 Limited (3)	0	(5,338)	—	—	—	—
Lehman Brothers Asia Holdings Limited	4,883	(1)	—	(24)	—	(102)
Lehman Brothers Securities NV (1)	3,505	(4,068)	—	(52)	—	—
LB UK Financing Ltd (4)	3,558	—	—	—	—	—
LB SF No.1 Ltd (4)	—	(2,540)	—	—	—	—
LB Commercial Corp. Asia Limited	1,456	—	10	—	—	(1)
Lehman Brothers International (Europe) Inc.	—	(867)	—	(625)	—	—
Lehman Brothers (Luxembourg) S.A.	829	—	—	—	—	—
LB RE Financing No.3 Limited	—	—	605	—	—	—
Lehman Re Limited	—	(333)	—	(18)	—	(218)
LB UK RE Holdings Limited	423	—	13	—	—	(4)
Lehman Brothers Japan Inc.	—	(130)	—	(149)	—	—
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—
LB Investments PTE Ltd	299	—	—	—	—	—
Thayer Properties Limited	281	—	—	—	—	(0)
LB (PTG) Ltd	268	—	—	—	0	—
LB Lease & Finance No.1 Ltd	191	—	—	—	—	—
LB (Luxembourg) Equity Finance S.A	130	(106)	—	—	—	—
Lehman Brothers Asia Limited	—	(145)	—	—	—	(0)
LB Securities Asia Limited	263	(158)	—	—	—	—
Wood Street Investments Ltd	—	(218)	—	—	—	—
LB Holdings Intermediate 2 Ltd	—	(241)	—	—	—	—
Lehman Brothers Limited	—	(285)	—	(3)	—	(1)
LB UK Holdings Limited	—	(482)	—	—	—	—
LB Asia Capital Company	31	(488)	31	—	144	—
Eldon Street Holdings Limited	—	(505)	—	—	—	(0)
Storm Funding Ltd	—	(743)	—	(4)	—	(81)
Longmeade Limited	13	(7)	—	—	—	(85)
Other	747	(543)	16	(155)	5	(49)

Total	$36,924	$(50,987)	$1,476	$(1,207)	$176	$(1,502)

The schedule represents balances with Non-Controlled Affiliates that have settled or with entities, previously controlled by LBHI, that are now being managed by a third party liquidator.

(1)	Lehman Brothers Treasury Co. B.V. (“LBT”) and Lehman Brothers Securities N.V. (“LBS”) are included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in either LBT or LBS.
(2)	LBHI balance with Lehman Brothers Inc. (“LBI”) includes a General Unsecured Claim against LBI of $1.5 billion related to the subrogated claim of JPM against LBI.
(3)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); these distributions are paid from FIN1 to LBHI to satisfy its obligations.

(4)	In September 2013 and April 2014 LBHI entered into a temporary arrangement with the administrator for LBSF No.1 Limited and LB UK Financing Limited to withhold payments due from LBHI to LBSF No. 1 pending the finalization of an agreement to offset these payments against related receivables from LB UK Financing Limited. (The Company entered into a final agreement in September 2014; see MD&A for additional information).
(5)	“Due From” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate as a result of changes in foreign exchange rates.
(6)	“Due to” balances with Non-Controlled Affiliates are reflected in Liabilities Subject to Compromise on the June 30, 2014 Balance Sheets.
(7)	The following table represents gross receivables less collections received to date between certain Debtors and certain Non-Controlled Affiliates:

	LBHI
$ in millions	Gross Claims	Collections	Net Receivables
Lehman Brothers Asia Holdings Limited	$9,127	$(4,244)	$4,883
Lehman Brothers Securities NV	4,411	(906)	3,505
Lehman Brothers Treasury Co B.V	3,275	(708)	2,567
LB UK Financing Ltd	3,666	(108)	3,558
LB Commercial Corp. Asia Limited	2,301	(845)	1,456
LB UK RE Holdings Limited	745	(322)	423
Lehman Brothers International (Europe) Inc.	92	(92)	—

	$23,526	$(7,134)	$16,392

	LBSF
	Gross Claims	Collections	Net Receivables
Lehman Brothers Treasury Co B.V.	$1,023	$(221)	802
Lehman Brothers Asia Capital Company	37	(5)	31
LB UK RE Holdings Limited	23	(10)	13
LB Commercial Corp. Asia Limited	17	(7)	10

	$1,099	$(243)	$856

	LCPI
	Gross Claims	Collections	Net Receivables
Lehman Brothers Asia Capital Company	$168	$(24)	$144
Lehman Brothers International (Europe) Inc.	27	(27)	—

	$196	$(52)	$144

The following table summarizes the Due from/to Affiliates by counterparty for certain Debtor-Controlled Entities as of June 30, 2014:

$ in millions	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities

Controlled Affiliates:	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Debtors:
Lehman Brothers Holdings Inc.	$3,582	$(434)	$221	$(3,165)	$151	$(953)	$97	$(318)	$420	$(5,058)
Lehman Commercial Paper Inc.	189	(3,130)	1	(873)	—	—	—	—	3	(1,053)
Lehman Brothers Special Financing Inc.	—	(44)	—	(11)	2	—	—	(110)	29	(29)
LB 745 LLC	—	—	—	—	—	—	—	—	—	(91)
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	176	—	—	—	—	—

Total Debtors	$3,771	$(3,608)	$222	$(4,048)	$329	$(953)	$97	$(428)	$453	$(6,231)

Debtor-Controlled:
314 Commonwealth Ave Inc	$61	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (2)	—	—	—	—	—	(61)	—	—	263	—
REPE LBREP III LLC (2)	—	—	—	—	—	—	—	—	132	—
Real Estate Private Equity Inc (2)	—	—	—	—	—	—	—	—	222	—
LB I Group Inc	—	—	—	—	—	—	—	—	—	(318)
LCPI Properties Inc	—	—	—	—	—	—	—	—	—	(179)
Pami ALI LLC	179	(263)	318	—	—	—	—	—	—	(354)
Other	141	(155)	63	(71)	0	(50)	176	(738)	1,588	(964)

Total Debtor-Controlled Entities	$380	$(419)	$382	$(71)	$0	$(111)	$176	$(738)	$2,205	$(1,815)

Total	$4,151	$(4,027)	$603	$(4,119)	$329	$(1,064)	$272	$(1,167)	$2,657	$(8,045)

Non-Controlled Affiliates: (1)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
LB UK RE Holdings Limited	—	—	—	—	676	—	78	—	2	(0)
Lehman Brothers Holdings PLC	—	—	—	(1)	—	—	167	—	2	(3)
LB ODC 3	—	—	—	—	—	—	162	—	—	—
Lehman Brothers Asia Holdings Limited	1	(7)	—	(31)	1	—	2	(47)	668	(506)
Other	76	(11)	6	(6)	19	(15)	810	(83)	607	(962)

Total	$78	$(19)	$6	$(38)	$696	$(15)	$1,296	$(130)	$2,028	$(1,471)

(1)	Certain “Due from” balances are recorded in the local currency of the Non-Controlled Entity and as a result, balances fluctuate as a result of changes in foreign exchange rates. “Due from/Due to” balances include both settled and unsettled balances with Non-Controlled Affiliates.
(2)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together the “Funds”) entered into definitive documentation and consummated the Joint Venture previously announced on November 21, 2013. LBHI2 contributed to the Joint Venture its senior and subordinated claims (approximately GBP 1.3 billion) and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE. The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year.

As described in “LBHI2 Joint Administrators’ Progress Report for the Period 14 July 2013 to 13 January 2014”, LBHI2 filed a proof of debt for its claims against LBIE for GBP 1.3 billion composed of a claim for GBP 1.25 billion ($2.225 billion) of subordinated debt (the “Sub Debt”) and a non-subordinated claim for GBP 38 million (the “Senior Claim”). As of June 30, 2014, LBIE has not admitted the submitted claims. As provided by LBHI2’s Joint Administrator, LBHI2’s recoveries and distributions will be determined following resolution of a number of outstanding legal issues.

The Joint Venture includes a joint recovery pool which is governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows: (a) 100% to the Funds up to GBP 650 million; (b) then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest); (c) then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and (d) 25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest). A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the key documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest) then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2

Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $730 million of fixed rate notes, plus $19 million of interest accrued through the date LBHI2 entered administration, and $77 million, respectively. As recoveries on these receivables are conditioned upon the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the SLP3 Sub Rec or additional accrued interest that may accrue subsequent to LBHI2 administration date at Lux Finance and/or SLP3. In previous balance sheets, the Company reserved in full for the subordinated receivables from LBHI2 of $6.139 billion, (“SLP3 Sub Rec”).

LB UK Holdings Delaware is the indirect parent and thus would be the beneficiary of any proceeds paid pursuant to SLP3 Sub Rec, although a receivable has not been recorded by LB UK Holdings Delaware. In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

For additional information related to Lux Finance intercompany affiliate creditors, please refer to the “Due from/to Controlled Affiliates by counterparty for LBHI, LBSF and LCPI” and “Due from/to Controlled Affiliates by counterparty for certain Debtor-Controlled Entities” tables above.

LBF Settlement Agreement

LBHI and certain of its Debtor and Debtor-Controlled Entities and Lehman Brothers Finance SA (in liquidation) (“LBF”) entered into an agreement (the “LBF Settlement Agreement”), on March 27, 2013 to settle all intercompany claims between them [Docket No. 36300].

The table below reflects only (i) the allowed claims between LBHI and LBF and (ii) the LBF Assigned Receivables as of the effective date of the agreement.

In addition, as consideration for the Tschira Entities (as defined in Docket No. 43309) withdrawing their objection with prejudice to the LBF Settlement Agreement, the Guarantee Claim against LBHI was reinstated and will be allowed as a single allowed Guarantee Claim, subject to a maximum dollar amount, in LBHI Class 9A if, and to the extent, the Tschira Entities ultimately receive an allowed claim against LBF.

$ in millions	Receivables/ (Payables)	Comments
Allowed claims between LBHI and LBF
Payable to LBF	$(943)	Note 1 - LBF claim against LBHI
Receivable from LBF	8,750	Note 2 - LBHI claim against LBF
LBF Receivables assigned to LBHI (3)
LBS	4,411
LBT	3,275
LOTC	316
LBSF	32
LBCC	130
Other-Controlled Entities	2
Non-Controlled Affiliates	1,080

Total LBF Receivables assigned to LBHI	$9,246

(1)	LBF has an Allowed Lehman Program Securities (“LPS”) Claim in the amount of approximately $943 million against LBHI on account of LBHI’s guarantee of certain securities held by LBF. Although this claim is classified as a Senior Affiliate Guarantee Claim under the Plan (LBHI Class 4B), LBF has agreed to treatment of this claim as a Senior Third Party Guarantee Claim (LBHI Class 5).

(2)	LBHI has an allowed claim against LBF in the amount of CHF 9.548875 billion (corresponding to approximately $8.75 billion converted from Swiss Francs at the rate of USD/CHF 1.0913 at March 27, 2013). LBHI has also agreed to subordinate partially the LBHI Claim to the claims of the LBF’s third-party creditors. Specifically, LBF will implement a waterfall (the “LBF Waterfall”) in its liquidation that provides an initial priority recovery to general unsecured third-party creditors of $1.275 billion (provided that no such creditor shall receive more than 50% of its allowed claim). LBF’s affiliate creditors shall receive a priority distribution equal, on a percentage basis, to the priority recovery of LBF’s third party creditors. Following this initial priority distribution, LBHI will participate pro rata with all creditors in LBF’s distributions.

(3)

LBF assigned to LBHI all of its right, title and interest in claims that LBF asserted against certain other Lehman affiliates as set forth in the LBF Settlement Agreement (and which formed the basis for LBF’s asserted guarantee claims against LBHI) (the “LBF Claim Assignment”). The assigned claims include LBF’s claims against (i) LBS, which LBS allowed in the amount of approximately $4.411 billion, (ii) LBT, which LBT allowed in an amount equal to approximately $3.275 billion, (iii) Debtors and Debtor-Controlled Entities, which were allowed, and (iv) Non-Controlled Affiliates consisting of balances with LBI and LB Equity Finance (Lux), which were settled, and LB Securities Asia Ltd, LBCCA, and Bankhaus, which have not settled and may be subject to changes.

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Other Liabilities reflects: (i) payables to controlled affiliates for activities among Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and cost allocations totaling approximately $1.6 billion, with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets, and (ii) other liabilities totaling approximately $895 million. The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of June 30, 2014:

$ in millions	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities
	LBHI	LCPI	LBSF	Other Debtors	Total
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$400	$400
PIK Notes (2)	—	—	—	—	—	159	159
Fundings and other activities (3)	582	177	18	1	778	284	1,062

Payables to Controlled Affiliates	582	177	18	1	778	843	1,621

Distributions on Allowed Claims (not remitted)	105	327	55	6	493	—	493
Misdirected wires	69	—	—	—	69	—	69
Loan Participation Agreement	—	58	—	—	58	—	58
Other	27	44	(0)	6	77	198	275

Total Other Liabilities	200	429	55	12	696	198	895

Total Payables to Controlled Affiliates and other liabilities	$782	$606	$73	$13	$1,475	$1,041	$2,516

(1)	Represents “Private Equity/Principal Investment” assets encumbered to LCPI.
(2)	Represents a secured payable from ALI to LOTC, LBHI, and LBSF related to the PIK Notes, net of $191 million in prior payments.
(3)	Includes (i) $420 million related to amounts deposited at LBHI by certain Debtors and Debtor-Controlled Entities related to their portion of the asserted aggregate tax liability of $510 million (refer to Note 4 – Cash and Short-Term Investments Pledged or Restricted for additional information); (ii) $264 million primarily related to fundings (i.e. capital calls) by LBHI and cost allocations; (iii) $113 million related to amounts deposited at LBHI by certain Debtors related to their portion of the reserve allocation agreement related to the disputed claims against the Debtors; (iv) $108 million and $50 million of cash collections at LCPI and LBHI, respectively, for the benefit of certain Debtor-Controlled Entities; and (v) $55 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

Note 11 – Taxes Payable

As of June 30, 2014, the Company has recorded an estimated $579 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. Taxes payable is net of any refund claims and the estimated impact of the five-year federal NOL carryback. Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) as described below.

The IRS filed an initial Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries for the 2001 through 2007 tax years. On December 9, 2013, the IRS filed an interim amended proof of claim of approximately $510 million, reflecting the impact of numerous resolved issues and the estimated value of the five-year NOL carryback claim. As of the interim proof of claim, only two known federal tax issues with respect to pre-petition tax years remain unresolved: (i) stock loan (currently in litigation) and (ii) a withholding tax issue (currently the subject of a settlement-in-principle). The IRS is auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group has several hundred million dollars on deposit with the IRS for the tax years 1997 through 2000 and 2006, as to which the IRS has preserved the right of offset or counterclaim.

The DAA, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims between/among the Debtors (which are treated as pre-petition unsecured claims to the extent related to tax years 2008 and prior) have been allowed in order to reflect the appropriate allocation of any audit changes/adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles, and (ii) in the event that any member of the LBHI consolidated federal/combined state and local income tax group does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability between/among all Debtor members of its consolidated federal/combined state and local income tax group. By reason of the LBI settlement, LBHI will be responsible for the portion of any group tax liability that would have been allocated to LBI. In accordance with the DAA, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the debtors (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed during the course of liquidation.

Note 12 – Liabilities Subject to Compromise

Liabilities Subject to Compromise as of June 30, 2014 have been estimated at approximately $255 billion, net of distributions and adjustments. Through June 30, 2014, the Debtors have allowed approximately $315.0 billion in claims. As of June 30, 2014, the Company estimates that the remaining unresolved filed claims of $77.8 billion will be allowed at approximately $24.7 billion.

There are two significant unliquidated claims against BNC (Claim No. 31036 and 31037) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

2014 Significant Claims Resolutions

Freddie Mac Settlement Agreement

LBHI, ACC, Aurora Loan Services (“ALS”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) agreed to a settlement agreement (“Freddie Mac Agreement”) [Docket No. 42754], as approved by the Bankruptcy Court on February 19, 2014. The Freddie Mac Agreement primarily provided for a one-time cash payment of $767 million by LBHI to Freddie Mac. As a result, the Company (i) reduced the Liabilities Subject to Compromise balance by $2.0 billion, which represented the estimated claims liability amount reflected in the Balance Sheets as of December 31, 2013, and (ii) released the cash reserve of $1.2 billion on account of these claims (refer to the March 31, 2014 Balance Sheets). LBHI allowed two Freddie Mac claims to itself amounting to $1.8 billion (Claim No.33568 allowed for approximately $1.2 billion and Claim No.33576 allowed for approximately $0.6 billion) in order to ensure proper calculation of Plan adjustments for the respective claims.

Federal National Mortgage Association Settlement Agreement

LBHI, ACC, ALS and the Federal National Mortgage Association (“Fannie Mae”) agreed to a settlement agreement (“Fannie Mae Agreement”) [Docket No. 42153], as approved by the Bankruptcy Court on January 31, 2014. The Fannie Mae Agreement provides, among other things, for the (i) Fannie Mae Claim to be allowed in the amount of $2.15 billion in LBHI Class 7, (ii) transfer of certain documents and information from Fannie Mae to LBHI in order to allow LBHI to pursue indemnity claims against various third parties for breaches of representations and warranties, and (iii) release of any other claims that Fannie Mae may have against LBHI, ACC, ALS or other Debtors.

Distributions Pursuant to Plan

The Debtors have made distributions through April 3, 2014 to creditors totaling $81.0 billion, of which $57.1 billion were payments on account of third party claims. These amounts include the Freddie Mac settlement of $767 million in March 2014 and payments to creditors related to other claim settlements made between semi-annual distributions. In 2014, the Company has made distributions to third party creditors, including Freddie Mac, of approximately $13.6 billion.

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim shall be entitled to receive post-petition interest on the Allowed amount of such Claim. The Company has not recorded an estimate for post-petition interest in LOTC as of June 30, 2014.

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) recorded at non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2014

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$646	$212	$43	$74	$495	$205	$148	$305	$(0)	$3	$2,131	$1,283	$3,414
Cash and short-term investments pledged or restricted	5,252	2,526	119	277	60	7	10	420	2	165	8,839	133	8,972
Financial instruments and other inventory positions:
Commercial Real Estate	37	0	—	—	—	—	—	533	—	—	570	1,068	1,638
Loans and Residential Real Estate	84	6	—	—	—	—	—	262	—	—	352	54	406
Principal investments	41	—	—	—	—	—	—	120	—	—	160	1,868	2,028
Derivative Receivables and Related Assets	—	689	15	7	0	—	—	0	—	41	753	5	757

Total Financial instruments and other inventory positions	161	695	15	7	0	—	—	915	—	41	1,835	2,994	4,829
Subrogated Receivables from Affiliates and Third Parties	2,052	—	—	—	—	—	—	—	—	—	2,052	—	2,052
Receivables from Controlled Affiliates and other assets	736	72	13	13	145	15	16	478	3	27	1,518	1,001	2,519
Investments in Affiliates	(34,237)	(25)	—	—	—	—	—	829	—	(189)	(33,622)	(30,873)	(64,495)
Due from Affiliates:
Controlled Affiliates	42,632	708	346	17	—	—	2	5,619	0	504	49,828	5,771	55,599
Non-Controlled Affiliates	36,923	1,476	656	807	88	0	0	176	—	31	40,157	4,106	44,264

Total Due from Affiliates	79,555	2,185	1,002	824	88	0	2	5,795	0	535	89,985	9,877	99,862

Total Assets	$54,164	$5,665	$1,192	$1,195	$788	$228	$175	$8,743	$5	$583	$72,739	$(15,584)	$57,154

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$782	$73	$0	$6	$5	$0	$0	$606	$0	$2	$1,475	$1,041	$2,516
Due to Affiliates:
Controlled Affiliates	0	—	—	—	—	—	—	0	—	—	0	16,179	16,179
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	1,672	1,672

Total Due to Affiliates	0	—	—	—	—	—	—	0	—	—	0	17,851	17,851
Secured Claims Payable to Third Parties	2,036	—	—	—	—	—	—	—	—	—	2,036	—	2,036
Taxes Payable	147	(189)	(22)	(6)	37	(13)	1	25	—	(2)	(21)	600	578
Liabilities Subject to Compromise	207,564	31,855	1,213	338	(11)	0	4	13,135	176	963	255,238	0	255,238

Total Liabilities	210,529	31,740	1,191	338	32	(12)	5	13,766	176	963	258,727	19,492	278,219
Stockholders’ Equity	(156,365)	(26,075)	1	857	757	240	170	(5,023)	(171)	(380)	(185,988)	(35,076)	(221,065)

Total Liabilities and Stockholders’ Equity	$54,164	$5,665	$1,192	$1,195	$788	$228	$175	$8,743	$5	$583	$72,739	$(15,584)	$57,154

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 19.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 20.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2014 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$0	$—	$0	$0	$0	$0	$—	$(0)	$0	$—	$—	$0	$3	$3
Cash and short-term investments pledged or restricted	19	4	1	2	122	0	2	—	—	15	—	—	—	1	165
Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	41	41

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	41	41
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	9	5	1	1	4	2	0	4	0	1	—	0	—	—	27
Investments in Affiliates	—	—	—	—	—	—	(189)	—	—	—	—	—	—	—	(189)
Due from Affiliates:
Controlled Affiliates	131	—	0	0	273	—	67	—	—	2	—	—	—	31	504
Non-Controlled Affiliates	5	—	—	—	4	5	—	—	—	—	—	—	—	19	31

Total Due from Affiliates	136	—	0	0	277	5	67	—	—	2	—	—	—	50	535

Total Assets	$164	$9	$2	$3	$402	$7	$(120)	$4	$0	$17	$—	$0	$0	$95	$583

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$—	$—	$—	$—	$—	$1	$—	$0	$0	$0	$0	$0	$0	$1	$2
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	(2)	—	—	—	—	(0)	—	—	—	—	(2)
Liabilities Subject to Compromise	11	8	7	6	583	3	—	2	40	10	7	10	0	275	963

Total Liabilities	11	8	7	6	581	4	—	2	40	10	8	10	0	276	963
Stockholders’ Equity	152	1	(5)	(3)	(179)	3	(120)	3	(40)	7	(8)	(10)	0	(181)	(380)

Total Liabilities and Stockholders’ Equity	$164	$9	$2	$3	$402	$7	$(120)	$4	$0	$17	$—	$0	$0	$95	$583

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2014 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$197	$22	$224	$206	$24	$3	$16	$31	$1	$559	$—	$1,283
Cash and short-term investments pledged or restricted	0	—	3	2	4	2	—	15	(0)	107	—	133
Financial instruments and other inventory positions:
Commercial Real Estate	79	486	0	—	372	(0)	(0)	62	—	68	—	1,068
Loans and Residential Real Estate	52	0	0	1	—	—	—	—	—	0	—	54
Principal investments	0	—	1,280	—	—	—	0	2	—	585	—	1,868
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	5	—	5

Total Financial instruments and other inventory positions	132	486	1,280	1	372	(0)	(0)	64	—	658	—	2,994
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	411	10	320	2	5	108	109	88	—	225	(276)	1,001
Investments in Affiliates	(35,256)	(20)	(0)	7	—	(171)	276	(224)	—	(117)	4,633	(30,873)
Due from Affiliates:
Controlled Affiliates	4,151	0	603	—	—	329	272	743	—	1,914	(2,242)	5,771
Non-Controlled Affiliates	78	3	6	314	—	696	1,296	45	749	920	—	4,106

Total Due from Affiliates	4,229	3	610	314	—	1,025	1,568	788	749	2,834	(2,242)	9,877

Total Assets	$(30,287)	$502	$2,437	$532	$405	$966	$1,969	$762	$750	$4,266	$2,114	$(15,584)

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$206	$5	$412	$38	$0	$0	$11	$108	$—	$515	$(255)	$1,041
Due to Affiliates:
Controlled Affiliates	4,027	—	4,119	72	—	1,064	1,167	3,584	939	3,450	(2,242)	16,179
Non-Controlled Affiliates	19	0	38	14	—	15	130	32	—	1,424	—	1,672

Total Due to Affiliates	4,045	0	4,157	86	—	1,078	1,296	3,616	939	4,875	(2,242)	17,851
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	372	—	5	—	—	204	(12)	30	—	1	—	600
Liabilities Subject to Compromise	—	—	—	—	—	—	—	0	—	0	—	0

Total Liabilities	4,624	5	4,574	125	0	1,282	1,296	3,754	939	5,391	(2,497)	19,492
Stockholders’ Equity	(34,910)	496	(2,137)	407	405	(316)	673	(2,992)	(189)	(1,125)	4,612	(35,076)

Total Liabilities and Stockholders’ Equity	$(30,287)	$502	$2,437	$532	$405	$966	$1,969	$762	$750	$4,266	$2,114	$(15,584)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis

CONTENTS

1.	Introductory Notes	22

2.	Highlights – Section 15.6(b)(ii)(A)	23

	2.1. Trends and Uncertainties

	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures – Section 15.6(b)(ii)(B)	27

4.	Asset Sales, Restructurings and Other – Section 15.6(b)(ii)(C)	28

5.	Claims Update – Section 15.6(b)(ii)(D)	30

	5.1. Claims Reconciliation and Resolution Update

	5.2. Significant Claims Settlements

6.	Litigation Update – Section 15.6(b)(ii)(E)	32

7.	Costs and Expenses – Section 15.6(b)(ii)(F)	34

8.	Appendix A – Glossary of Terms	35

Section references above are to the Plan.

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2014+ Cash Flow Estimates) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

On March 6, 2012 (the “Effective Date”), the Plan became effective and the Debtors emerged from bankruptcy with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objective of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company has made and expects to continue to make semi-annual distributions to creditors of all Debtors, with each entity subject to review at each distribution date.

2.	HIGHLIGHTS

2.1	TRENDS AND UNCERTAINTIES

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

The 2014+ Cash Flow Estimates and its accompanying notes (Docket No.45469) reflect the Company’s views on trends and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as of such date. Except as noted therein, the Company is not aware of any additional trends, events or uncertainties that will materially change the information contained in this report.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended June 30, 2014:

The Company realized approximately $2.7 billion from asset management activities and receipts from Non-Controlled Affiliates, including:

Asset management and monetization activities of approximately $1.4 billion, including:

¡	Commercial Real Estate monetization activity of approximately $591 million, including:

¡	$286 million from the sale of two West coast land assets, Marblehead and Oak Knoll;

¡	$84 million from the sale of debt and equity positions in New Day, a portfolio of European hotels;

¡	$81 million from the payoff of a loan related to the sale of a European hotel.

¡	Private Equity and Principal Investments monetization activity of approximately $506 million, including $391 million from the sale of and distributions from a portfolio of general partnership and limited partnership interests in private equity and hedge funds; and

Recoveries from Non-Controlled Affiliates of approximately $1.3 billion, including:

¡	Receipts of approximately $440 million on claims assigned to LBHI as part of the LBF Settlement Agreement (refer to Docket No. 36300) from LOTC ($316 million), LBCC ($114 million) and LBSF ($10 million);
¡	Receipts of approximately $396 million on allowed claims against LBT and LBS. LBHI entered into Distribution Agreements with LBT and LBS, pursuant to which LBHI netted receivables due from LBT and LBS against distributions due to LBT and LBS on their allowed claims against LBHI;

¡	Receipts of approximately $154 million from Lehman Brothers Commercial Corp. Asia Ltd.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES (cont’d)

For the period subsequent to June 30, 2014:

From July 1, 2014 through September 15, 2014, the Company realized approximately $5.2 billion from asset management activities and receipts from Non-Controlled Affiliates, including:

Asset management and monetization activities of approximately $1.0 billion including:

¡	Derivative activity of approximately $425 million from mediations and other settlements related to SPV’s and various other counterparties;

¡	Loans activity of approximately $250 million, including:

¡	$175 million related to the repayment of Endemol debt instruments;

¡	$43 million from the sale of Houghton Mifflin Harcourt common stock.

¡	Private Equity and Principal Investments and Commercial Real Estate activity of approximately $275 million.

Recoveries from Non-Controlled Affiliates of approximately $4.2 billion, including:

¡	Receipt of approximately $1.2 billion from Lehman Brothers Inc.’s (“LBI”) first distribution to creditors on September 10, 2014;

¡	Receipt of approximately $1.2 billion from LBAH;

¡	Receipt of approximately $619 million from the sale of approximately $2.5 billion face amount of the Company’s general unsecured claims (“GUC”) against LBI through a publicly announced Dutch auction process. The Company retained approximately $4.75 billion face amount of LBI GUC following the sale;

¡	Receipt of $240 million from LBI for a priority claim related to certain tax-related disputes;
¡	Receipt of approximately $700 million of reserves held at the affected UK entities, as a result of an agreement among various Non-Controlled- and LBHI- administered entities in relation to the deficit in the UK Lehman Brothers Pension scheme;

¡	Receipt of approximately $200 million from various UK non-controlled affiliates.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES (cont’d)

Other Activities:

Non-Controlled Affiliates:

In September 2014, LBHI finalized agreements with the administrators of LBSF No. 1 Ltd. and LB UK Financing Ltd. whereby payments on claims on each distribution date due from LBHI to LBSF No. 1 Ltd. may be offset against receivables due to LBHI from LB UK Financing Ltd.

Claims

Unresolved filed claims decreased by approximately $2.2 billion to $77.8 billion as of June 30, 2014, from $80.0 billion as of March 31, 2014, primarily driven by reductions in Other Direct Claims. As of June 30, 2014, the Company has estimated the liability for claims that have yet to be allowed or disallowed to be approximately $24.7 billion, which represents a decrease of approximately $1.4 billion from $26.1 billion at March 31, 2014, primarily in Other Direct Claims and Third Party Guarantee Claims. See schedule 5.1 – Claims Reconciliation and Resolution Update for further details.

Distributions

¡	Subsequent to the Fourth Plan Distribution, the Company made distributions to third party creditors of approximately $13.6 billion, including the fifth Plan Distribution;

¡	The sixth Plan Distribution to creditors is scheduled for October 2, 2014. The Company is planning to distribute to creditors approximately $10.9 billion, of which, approximately $9.0 billion will be distributed to third party creditors;

¡	On October 1, 2014, LBHI and LOTC are expected to enter into an agreement for a $560 million loan from LOTC to LBHI to be secured by certain LBHI assets, such loan to mature on March 1, 2015. The proceeds from this loan agreement will be included in the sixth Plan Distribution;

¡	LBHI entered into separate inter-Debtor agreements with LBSF and LBCC for $506 million and $125 million, respectively. These agreements provide for the investment of LBSF’s and LBCC’s excess cash reserves related to their respective claims with JP Morgan, in exchange for which LBHI issued a secured note. The proceeds from this loan agreement will be included in the sixth Plan Distribution.

Other

On July 31, 2014, the company filed its 2014+ Cash Flow Estimates (Docket No. 45469) in which the Company increased its estimated net recoveries by $8.3 billion versus the 2013+ Cash Flow Estimates. This increase was primarily driven by actual and anticipated increased collections from Non-Controlled Affiliates, positive execution results and increased estimates of recoveries from asset monetization activities.

3.	INVESTMENTS AND EXPENDITURES

The following schedule denotes new investments in any asset or permitted expenditures in the period between April 1, 2014 and June 30, 2014 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

During the quarter ending June 30, 2014, there was no investment or expenditure for an individual asset greater than $25 million.

4.	ASSET SALES, RESTRUCTURINGS AND OTHER

The following schedule denotes any restructurings, settlements and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2014+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations”:

($ millions)	Actual Collected (1)	2014+ Cash Flow Estimates (2)	3/31/2014 Balance Sheets Value (3)	Realized Gain / (Loss) Relative to 2014+ Cash Flow Estimate	Realized Gain / (Loss) Relative to 3/31/14 Balance Sheets Value
Loans and Residential Real Estate
SASC1999/RM	$73	$73	$56	$—	$16
Other Residential Real Estate	14	10	7	4	7
HMH	26	26	26	(0)	0
Other Loans	0	0	0	0	0

Total Loans and Residential Real Estate	113	$109	$89	$4	$24

Private Equity / Principal Investments
Formula One	$40	$40	$37	$—	$4
Antero Resources LLC	12	12	10	—	2
Varel International	32	32	30	—	2
Other sales	30	30	20	0	11
GP and LP Stakes in PE and Hedge Funds	391	396	424	(4)	(33)

Total Private Equity / Principal Investments	506	$510	$520	$(4)	$(14)

Derivatives (4)
Deal A	$60	$60	$57	$—	$2
Deal B	66	66	66	—	—
Other sales	76	76	64	0	12

Total Derivatives	202	$202	$188	$0	$15

Real Estate (4)
Marblehead	$211	$211	$210	$—	$1
New Day	84	84	84	—	0
Oak Knoll	75	75	73	—	2
Deal C	81	81	77	—	4
Other sales	140	138	130	3	10

Total Real Estate	$591	$588	$573	$3	$18

Total Significant Monetizations	$1,412	$1,409	$1,370	$3	$42

Notes to Asset Sales, Restructurings and Other:

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

1.	Some transactions have not settled and are recorded as “Receivables from Controlled Affiliates and other assets” on the Balance Sheets as of June 30, 2014.
2.	Represents estimated recoveries reflected in the 2014+ Cash Flow Estimates for the asset.
3.	Represents the recorded value reported on the prior period Balance Sheets (as of March 31, 2014) for the asset.
4.	Certain monetizations are anonymous due to confidentiality requirements.

5.	CLAIMS UPDATE

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

($ billions)		Second Quarter Activity			June 30, 2014 Claims Balance
Claim Category	March 31, 2014 Claims Balance	Change in Allowed Claims	Change in Estimated Active Claims	June 30, 2014 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt (1)	$99.7	$(0.5)	$0.0	$99.2	$98.5	$—	$—	$0.7
Derivatives	25.8	0.1	(0.3)	25.7	0.0	0.0	23.1	2.5
Other	15.5	0.0	(0.7)	14.8	7.7	6.7	0.1	0.3

Total Direct Claims	141.0	(0.3)	(0.9)	139.7	106.3	6.8	23.2	3.5

Affiliate Claims Direct	107.6	0.0	(0.0)	107.6	58.8	23.1	20.6	5.2
Affiliate Guarantee Claims	12.7	—	—	12.7	12.7	—	—	—
Third Party Guarantee Claims (2)	77.9	0.1	(0.4)	77.6	77.6	—	—	—

Total Liabilities Subject to Compromise	339.2	(0.1)	(1.4)	337.7	255.4	29.8	43.8	8.7

Taxes Payable	(0.0)	0.0	(0.0)	(0.0)	0.1	0.0	(0.2)	0.0
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	0.0	—

Total Claims	$341.2	$(0.1)	$(1.4)	$339.7	$257.6	$29.9	$43.6	$8.7

Allowed Claims (3)	$315.1	$(0.1)	$—	315.0	$237.1	$29.8	$39.8	$8.2
Estimated Unresolved Claims to be Allowed (4)	26.1	—	(1.4)	24.7	20.4	0.0	3.7	0.5

Total Claims	$341.2	$(0.1)	$(1.4)	$339.7	$257.6	$29.9	$43.6	$8.7

Less: Claims Distributions and other reductions (5)				(82.4)	(47.8)	(16.7)	(11.9)	(6.0)

Net Claim Liability at June 30, 2014				257.3	209.8	13.2	31.7	$2.7

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	In September 2014, approximately $450 million of certain LBHI issued notes were withdrawn pursuant to the LBIE settlement agreement dated October 24, 2011.
(2)	Included in the current estimate of Liabilities Subject to Compromise is approximately $6.9 billion of LBHI Guarantees to creditors of LBIE.
(3)	Payments on certain secured claims of LBSF are reflected as a reduction of Allowed Claims on both LBSF and LCPI.
(4)	As of June 30, 2014, there are unresolved filed claims of $77.8 billion expected to be allowed at the estimated amount of approximately $24.7 billion.
(5)	Claims Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims and (iii) the assignment of affiliate claims to their respective parents.

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended June 30, 2014 providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors:

During the quarter approximately $313 million of claims were allowed, but none were greater than $250 million.

6.	LITIGATION UPDATE

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company:

New litigation actions:

Merrill Lynch Capital Services (“MLCS”) (adv Proc no. 14-02030)

On June 12, 2014, LBSF commenced an adversary action against MLCS to recover approximately $21 million. The complaint alleges that in June 2008, MLCS erroneously identified two non-existent interest rate swaps and sought to process them as though they were live trades with LBSF, through an independent clearing house. MLCS’s actions and omissions with respect to these erroneous transactions resulted in the transfer of $21 million in LBSF’s cash collateral to the benefit of MLCS. A hearing date has not yet been set with the court.

Mortgage Sellers

On May 29, 2014, the Company filed a motion to establish alternative dispute resolution (“ADR”) procedures for indemnification claims against mortgage sellers (“Mortgage Sellers”) related to the settlements of claims litigation with Fannie Mae and Freddie Mac. The ADR procedures provide that the Company and each Mortgage Seller participate in good faith and comply with the proposed ADR procedures in which each party will be required to respond to proposed settlements, engage in settlement discussions, participate in any mediation in good faith, and other procedures.

Previous litigation actions with significant updates during the quarter:

LBHI v. JPMorgan Chase Bank, N.A. (“JPMorgan”)

On August 4, 2014, the federal court for the Southern District of New York granted JPMorgan’s request to withdraw the reference from the bankruptcy court for the adversary proceeding seeking the return of LBHI’s collateral. On September 15, 2014, LBHI moved for summary judgment on its claim that JPMorgan lost its lien on $6.9 billion in cash when it swept those funds from LBHI’s account at JPMorgan into its own account. JPMorgan also moved for summary judgment seeking dismissal of all of Lehman’s claims. Final briefing on these motions is due on October 31, 2014. (Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure).

LMA Avoidance Actions Litigation

On August 1, 2014, LCPI voluntarily dismissed its claims in the adversary proceeding against Matignon (Adv. Pro. No. 10-03833). To facilitate ongoing settlement discussions between LCPI and the remaining four counterparties, LCPI has stipulated to extend each counter parties’ deadline to file its answer. (Refer to the filed Balance Sheets as of March 31, 2014 for previous disclosure).

6.	LITIGATION UPDATE (cont’d)

Citigroup Litigation

On June 13, 2014, the Company filed a motion for partial summary judgment on Count 16 of the Second Amended Complaint and Disallowing and Expunging Claims of Citibank, N.A. against LBHI for interest and fees under 11 U.S.C. Sec. 502, 506 and 533. The Bankruptcy Court heard oral arguments on September 11, 2014, and asked for an additional briefing in 30 days. (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure).

Previous litigation actions with no significant updates during the quarter:

¡	Republic of Italy - (Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure)

¡	Credit Suisse Group AG - (Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure)

¡	Massachusetts Department of Transportation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure)

¡	LCOR Alexandria LLC and PTO Holdings LLC - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure)

¡	AmeriCredit - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure)

¡	Michigan State Housing Development Authority Litigation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure)

¡	Ballyrock Litigation - (Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure)

¡	SPV Avoidance Actions - (Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure)
¡	Intel Litigation - (Refer to the filed Balance Sheets as of March 31, 2013 for previous disclosure)

¡	Federal Tax Litigation - (Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure)

¡	Giants Stadium - Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure)

7.	COSTS AND EXPENSES- Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis in the monthly Post-Effective Operating Reports. Many of the engaged professionals send invoices to the Company one or more months after the dates on which the services are rendered. The cash disbursements for the Company’s material costs and expenses paid through June 30, 2014 are shown below.

($ millions)	Quarter Ended June 2014 (3)	Year to Date June 2014 (3)	2014+ CFE 2014 Full Year Estimate (3)(4)
Professional Fees (1)	$52	$90	$183
Compensation and Benefits (2)	20	103	146
Incentive Fees	21	21	59
Outsourced Services & IT Activities	9	22	43
Other Operating Disbursements	8	12	19

Total Costs & Expenses	$109	$248	$450

Notes:

1.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.
2.	Compensation and Benefits include amounts paid in January 2014 to certain employees for bonuses for 2013, as well as amounts paid to Alvarez & Marsal as interim management.
3.	Expense amounts shown above exclude operating expenses from Aurora Commercial Corp.
4.	2014+ CFE reflects actual operating expenses from January 1 through March 31, 2014, and estimated operating expenses from April 1 through December 31, 2014.

APPENDIX A                 GLOSSARY OF TERMS

TERM	DEFINITION
2014+ Cash Flow Estimates, also “2014+ CFE”	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 31, 2014 (Docket No. 45469)
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
LBCC	Lehman Brothers Commercial Corp.
LBAH	Lehman Brothers Asia Holding Ltd.
LBF	Lehman Brothers Finance S.A.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LBSF	Lehman Brothers Special Finance
LCPI	Lehman Commercial Paper Inc.
LOTC	Lehman Brothers OTC Derivatives Inc.
LBS	Lehman Brothers Securities N.V.
LBT	Lehman Brothers Treasury Co. B.V.
Non-Controlled Affiliates

Affiliates of the Debtors that were not managed or controlled by a Debtor as of the Effective Date, including, without limitation, all affiliates that are subject to proceedings in the U.S. or abroad, including proceedings under the Securities Investor Protection Act.

MD&A	Management’s Discussion & Analysis
Plan	The Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors, dated December 5, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

April 1, 2014 - June 30, 2014

(Unaudited)

	As of June 30, 2014					(Activity 04/01/14- 06/30/14)

	Encumbered (2)	Unencumbered	Total	As Reported March 31, 2014 Total	Change	Transfers and Reclassifications	Recovery Value Change (3)	Cash (4)
$ in millions								(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$—	$37	$37	$102	$(65)	$—	$19	$(84)	$0
Lehman Commercial Paper Inc.	—	533	533	467	66	—	155	(90)	1

Subtotal Debtors	—	569	569	569	0	—	174	(174)	1
Debtor-Controlled	—	1,069	1,069	1,232	(163)	—	244	(417)	10

Total Commercial Real Estate	—	1,638	1,638	1,801	(163)	—	418	(591)	11

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	—	84	84	59	25	—	32	(8)	0
Lehman Brothers Special Financing Inc.	—	6	6	9	(3)	—	—	(3)	—
Lehman Commercial Paper Inc.	—	262	262	255	7	—	10	(2)	0

Subtotal Debtors	—	352	352	324	29	—	42	(14)	0
Debtor-Controlled	0	54	54	126	(72)	—	28	(100)	—

Total Loans and Residential Real Estate	0	406	407	449	(42)	—	70	(113)	0

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	—	41	41	40	1	—	7	(6)	0
Lehman Commercial Paper Inc.	—	120	120	116	4	3	7	(6)	—

Subtotal Debtors	—	160	160	156	4	3	14	(13)	0
Debtor-Controlled	400	1,468	1,868	2,101	(233)	—	259	(493)	1

Total Private Equity / Principal Investments	400	1,628	2,028	2,257	(229)	3	274	(506)	1

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	—	690	690	852	(162)	—	28	(190)	—
Lehman Brothers Commodity Services Inc.	—	15	15	19	(4)	—	3	(7)	—
Lehman Brothers OTC Derivatives Inc.	—	0	0	7	(7)	—	(2)	(5)	—
Lehman Brothers Commercial Corp.	—	7	7	5	2	—	2	—	—
Other Debtors	—	40	40	40	(0)	—	(0)	—	—

Subtotal Debtors	—	752	752	922	(171)	—	31	(202)	—
Debtor-Controlled	—	5	5	2	3	—	3	—	—

Total Derivative Receivables and Related Assets	—	756	756	924	(169)	—	34	(202)	—

Totals	$400	$4,428	$4,829	$5,431	$(603)	$3	$796	$(1,413)	$12

Notes:

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the March 31, 2014 and June 30, 2014 Balance Sheets.
(2)	Encumbered assets include $400 million in PEPI encumbered to LCPI.
(3)	Amounts reflected in the “Recovery Value Change” column represent adjustments for the Company’s judgment as to recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest. The change in the inventory valuation methodology to recovery values resulted in an increase of $285 million and $95 million in CRE and PEPI portfolios, respectively.
(4)	Cash receipts include approximately $250 million in PEPI related to the sale of a portfolio of limited partnership interests in private equity funds that are recorded in “Receivables from Controlled Affiliates and other others assets”. Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of hedging activities. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type (1)

As of June 30, 2014

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
North America
Whole loans
Senior	$0	$89	$89	$—	$13	$35	$137	$186
B-notes/Mezzanine	1	3	4	—	—	4	8	33
Equity	—	—	—	277	150	27	454	765
Real Estate Owned	—	208	208	208	209	93	719	1,605
Other	19	5	24	1	—	5	30	61

Subtotal	20	305	325	486	372	164	1,348	2,649
Europe
Whole loans
Senior	—	8	8	—	—	—	8	18
B-notes/Mezzanine	—	155	155	—	—	—	155	253
Equity	—	64	64	—	—	35	99	235
Other	18	—	18	—	—	—	18	2

Subtotal	18	227	245	—	—	35	280	508
Asia
Equity	—	—	—	—	—	9	9	20
Other	—	—	—	—	—	1	1	0

Subtotal	—	—	—	—	—	10	10	20

Total Commercial Real Estate	$38	$533	$570	$486	$372	$210	$1,638	$3,177

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 14 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $301 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region (1)

As of June 30, 2014

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$3	$—	$—	$3	$3
Hotel	48	—	—	48	49
Retail	—	8	—	8	18
Land/Other	86	—	—	86	134

Total Senior Whole Loans by Type	137	8	—	145	204
B-Note/Mezz Whole Loans
Office/Industrial	1	155	—	156	258
Hotel	1	—	—	1	—
Multi-family	—	—	—	—	5
Condominium	0	—	—	0	20
Land/Other	6	—	—	6	3

Total B-Notes/Mezz Whole Loans by Type	8	155	—	164	286
Equity
Office/Industrial	55	4	—	59	101
Hotel	73	31	2	106	229
Multi-family	37	—	—	37	36
Retail	3	—	2	5	4
Mixed-use	—	64	—	64	77
Condominium	129	—	—	129	241
Land/Other	158	—	5	164	331

Total Equity by Type	456	99	9	564	1,019
Real Estate Owned
Office/Industrial	20	—	—	20	51
Hotel	201	—	—	201	192
Multi-family	26	—	—	26	35
Land/Other	471	—	—	471	1,327

Total Real Estate Owned by Type	718	—	—	718	1,605
Other	28	18	1	47	64

Total Commercial Real Estate	$1,348	$280	$10	$1,638	$3,177

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 14 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $301 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate (1)

As of June 30, 2014

(Unaudited)

$ in millions
	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI - Controlled Entities

	Notional (2)
2014	$—	$—	$6	$—	$6
2015	—	—	26	—	26
2016	—	—	185	—	185
2017 and over	—	—	246	—	246

Subtotal Loans	—	—	463	—	463

Residential Real Estate (3) (4)	0	—	33	88	122

Total Loans and Residential Real Estate	$0	$—	$496	$88	$585

	Recovery Value
2014	$—	$—	$3	$—	$3
2015	—	—	24	—	24
2016	7	—	186	—	192
2017 and over (5)	6	—	32	—	38

Subtotal Loans	13	—	245	—	257

Equity positions - Loans	38	6	4	40	88
Residential Real Estate	33	—	14	14	62

Total Loans and Residential Real Estate	$84	$6	$262	$54	$407

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.
(3)	Cost information related to Subrogated Collateral transferred to LBHI under the LBI Settlement is reflected as zero.
(4)	Cost information primarily represents: (i) for whole loans and warehouse lines (RV $1.1 million / Cost $12.3 million), the remaining outstanding principal balance; (ii) for REO (RV $1 million / Cost $2.2 million), the unpaid principal balance as determined in the loan as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; (iii) for mortgage backed securities (“MBS”) (RV $47.8 million / Cost $107.4 million), the initial Class Principal amount or $100. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a recovery value < $100, legal claims and mortgage servicing rights is not included.
(5)	Includes approximately $15 million in LCPI related to defaulted securities with past maturity dates.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of June 30, 2014

(Unaudited)

$ in millions	Direct Investments	GP/LP Investments (3)	Total (1)	Assets held for the benefit of LCPI (4)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$38	$2	$41	$—	$41
Lehman Commercial Paper Inc.	520	—	520	(400)	120

Total Debtors	558	2	560	(400)	160

Debtor-Controlled:
LB I Group Inc. (2)	734	146	880	400	1,280
Other Debtor-Controlled	15	572	588	—	588

Total Debtor-Controlled	749	718	1,468	400	1,868

Total	$1,307	$721	$2,028	$—	$2,028

By Product Type
Private Equity / Diversified Funds	$1,166	$393	$1,559
Fixed Income	139	13	152
Real Estate Funds	—	297	297
Other	2	18	20

Total	$1,307	$721	$2,028

Investments at cost (5)	$1,419	$1,168	$2,587
Unpaid Principal Balances (6)	$194	$—	$194

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.
(3)	Includes Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.
(4)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.
(5)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to recovery value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis recovery value amounts.
(6)	Represents the remaining outstanding principal balance on corporate loans.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of June 30, 2014

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Assets - Receivables, Net
Open	$—	$—	$146	$—	$—	$—	$—	$—	$—	$—	$146
Terminated / Matured	—	—	427	15	0	7	—	—	—	—	449

Total	—	—	573	15	0	7	—	—	—	—	595
Other Derivative Related Assets (2)	—	—	117	—	—	—	—	—	—	40	157

Total Derivatives and Related Assets	$—	$—	$690	$15	$0	$7	$—	$—	$—	$40	$752

# of Counterparty contracts
Open	—	—	85	—	—	—	—	—	—	—	85
Termed / Matured	—	—	318	14	7	10	1	28	2	—	380

Total	—	—	403	14	7	10	1	28	2	—	465

SPV Receivables (3)	$—	$—	$289	$—	$—	$—	$—	$—	$—	$—	$289

Liabilities - Payables
Agreed (4)	$(19)	$—	$(19,309)	$(1,332)	$(484)	$(343)	$(39)	$(57)	$(77)	$—	$(21,661)
Pending Resolution (5)	(3)	(2)	(3,771)	(54)	(24)	(143)	—	—	(2)	—	(4,000)

Total	$(23)	$(2)	$(23,080)	$(1,385)	$(509)	$(486)	$(39)	$(57)	$(79)	$—	$(25,661)

# of Counterparty contracts	2	1	1,735	183	95	138	1	10	42	—	2,207

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.
(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges and equity positions in various corporations.
(3)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.
(4)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.
(5)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of August 31, 2014

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$—	$—	$—	$6	$6
Private Equity / Principal Investments
Private Equity Platform	—	—	—	200	200
Direct Investments	—	—	—	1	1
GP / LP Investments	—	—	—	5	5

Total	—	—	—	206	206

Total	$—	$—	$—	$212	$212

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of August 31, 2014, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.